Exhibit 4.3

Execution Copy

AUDIENCE, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

February 3, 2010

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TABLE OF CONTENTS

(Continued)

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3.11 Additional Investors	21
3.12 Aggregation of Stock	21

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AUDIENCE, INC.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of February 3, 2010, by and among Audience, Inc., a California corporation (the “Company”), Lloyd Watts, Ph.D. (the “Founder”), and certain holders of the Company’s Preferred Stock, as set forth on Exhibit A hereto, including holders of the Series A-l Preferred Stock (the “Series A-l Holders”), Vulcan Ventures Inc. (the “Series A-2 Holder”), holders of the Company’s Series A-3 Preferred Stock (the “Series A-3 Holders”), holders of the Company’s Series AA Preferred Stock (the “Series AA Holders”), holders of the Company’s Series AA-1 Preferred Stock listed (the “Series AA-1 Holders,”), holders of the Company’s Series B Preferred Stock (the “Series B Holders”), holders of the Company’s Series B-1 Preferred Stock (the “Series B-1 Holders”), holders of the Company’s Series C Preferred Stock (the “Series C Holders”), holders of the Company’s Series D Preferred Stock (the “Series D Holders”), and holders of the Company’s Series E Preferred Stock (the “Series E Holders” and collectively, the “Investors”).

RECITALS

A. The Company, the Founder, the Series A-l Holders, the Series A-2 Holder, the Series A-3 Holders, the Series AA Holders, the Series AA-1 Holders, the Series B Holders, the Series B-1 Holders, the Series C Holders and the Series D Holders (the “Prior Investors”) have previously entered into an Investors’ Rights Agreement dated as of February 23, 2009 (the “Prior Rights Agreement”), pursuant to which the Company granted the Founder and the Prior Investors certain rights.

B. The Company and the Series E Holders have entered into a Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated concurrently with this Agreement pursuant to which the Company desires to sell to the Series E Holders and the Series E Holders desire to purchase from the Company shares of the Company’s Series E Preferred Stock. A condition to the Series E Holders’ obligations under the Purchase Agreement is that the Company, the Founder and the Investors enter into this Agreement in order to provide the Investors with (i) certain rights to register shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company and (iii) a right of first offer with respect to certain issuances by the Company of its securities.

C. The Company, the Founder, and the Prior Investors all desire to amend and restate the Prior Rights Agreement to add the Series E Holders as parties to this Agreement and make certain other changes.

AGREEMENT

The parties hereby agree as follows:

A. Amendment of Prior Rights Agreement; Waiver of Right of First Offer. Effective and contingent upon (1) execution of this Agreement by (i) the Company, (ii) the holders of at least 60% of the Registrable Securities (as defined in the Prior Rights Agreement) then outstanding, not including the Founder’s Stock (as defined in the Prior Rights Agreement), (iii) the Investors (as defined in the Prior Rights Agreement) holding at least 65% of the capital stock then held by the Investors (as defined in the Prior Rights Agreement) as a group, not including the Founder’s Stock (as defined in the Prior Rights Agreement) and (iv) the holder or holders of a majority of the Founder’s Stock (as defined in the Prior Rights Agreement), and (2) the Closing (as defined in the Purchase Agreement), the Prior Rights Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founder, and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company, the Founder and the Investors with respect to registration rights of the Company’s securities and certain other rights, as set forth herein. The Investors that are Major Investors (as that term is defined in the Prior Rights Agreement) hereby waive the notice requirements pertaining to the Right of First Offer set forth in Section 2.3 of the Prior Rights Agreement, with respect to the issuance of Series E Preferred Stock.

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

(b) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any similar short-form registration statement or successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent filings with the SEC;

(c) The term “Founder’s Stock” means the shares of Common Stock issued to the Founder;

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(e) The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, at a pre-offering market capitalization of at least $200,000,000 (calculated based on capital stock outstanding on an as-converted basis, assuming conversion or exercise of all convertible or exercisable securities and including all shares reserved for issuance pursuant to any stock option or similar plan) and which results in aggregate cash proceeds to the Company of $30,000,000 (prior to underwriting discounts and commissions);

(f) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(g) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A-l, Series A-2, Series A-3, Series AA, Series AA-1, Series B, Series B-1, Series C, Series D, and Series E Preferred Stock, including any shares acquired by a Holder pursuant to the exercise of any warrants to purchase such shares, (ii) the shares of Founder’s Stock, provided, however, that for the purposes of Section 1.2, 1.4, 1.13 or 3.4 the Founder’s Stock shall not be deemed Registrable Securities and the Founder shall not be deemed a Holder, and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii), provided, however, that any such shares with respect to, or in exchange for or in replacement of, the shares listed in (ii) shall not be deemed Registrable Securities for the purposes of Section 1.2, 1.4, 1.13 or 3.4; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.15 below;

(h) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(i) The term “Restated Articles” means the Company’s Amended and Restated Articles of Incorporation, as such Amended and Restated Articles of Incorporation may be amended from time to time;

(j) The term “SEC” means the Securities and Exchange Commission; and

(k) The term “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.2 Request for Registration. (a) If the Company shall receive at any time after the later of (i) the third anniversary of the date hereof, or (ii) six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of at least 30% of the Registrable Securities then outstanding, as adjusted for stock splits, stock dividends, recapitalizations and the like, that the Company file a registration statement under the Securities Act covering the registration of at least 50% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $20,000,000), then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected three (3) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the one hundred eighty (180) day period commencing on the effective date of a registration made by the Company under the Securities Act in connection with the Company’s initial public offering;

(iii) If the Company delivers a notice to the Holders within thirty (30) days following receipt of the original request for registration from the Initiating Holders notifying the Holders of the Company’s intent to file a registration statement in connection with the Company’s initial public offering within ninety (90) days, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iv) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders seeking to exercise registration rights under this Section 1.3) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

1.4 Form S-3 Registration. In case the Company shall receive a written request from the Holders of at least sixty percent (60%) of the Registrable Securities then outstanding that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 6-month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

(d) The substantive provisions of Section 1.2(b) shall apply to the registration if it relates to an underwritten offering.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days or until the distribution described in such registration statement is completed, if earlier. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days or until the distribution described in such registration statement is completed, if earlier.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and the Holders requesting registration of Registrable Securities.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities that were to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities that were to be registered agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c) Registration on Form S-3. All expenses other than underwriting discounts and commissions incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them, with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company, and any underwriters’ discounts or commissions associated with Registrable Securities (the “S-3 Expenses”) shall be borne by the Company.

(d) If the Holders are required to pay any registration expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling shareholders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included or (ii) any securities held by a party other than a Holder be included, other than a party invoking demand registration rights which give rise to the Holder’s rights under Section 1.3. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder.” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence. Notwithstanding the foregoing, in no event will shares of any selling shareholder who is not a Holder be included in such registration if doing so would reduce the number of shares that may be included by Holders, without the written consent of Holders of at least sixty percent (60%) of the Registrable Securities, voting together as a single class on an as-converted basis. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 3.5 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, and the officers, directors, employees, partners, members, and affiliates of such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, officer, director, employee, partner, member and affiliate of such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, officer, director, employee, partner, member, and affiliate of such Holder, underwriter or controlling person for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, officer, director, employee, partner, member, and affiliate of such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10 to such extent, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the

Company remains subject to the periodic reporting requirements under Sections 13 or 15 (d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of, or entity controlling, controlled by or under common control with a Holder, (ii) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”), (iii) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (such a relation, a Holder’s “Immediate Family Member,” which term shall include adoptive relationships), (iv) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, (v) that is a director, officer, partner or stockholder of the entities described in (i)-(iv) hereof or (vi) who acquires at least 5,000,000 shares of Registrable Securities (subject to adjustment for stock splits, stock dividends, reclassifications and the like), provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement. Notwithstanding the foregoing, the rights to cause the Company to register Registrable Securities pursuant to this Section 1 may also be assigned (but only with all related obligations including but not limited to agreeing to be bound by this Agreement) by a Holder to any transferee or assignee who acquires at least 5,000,000 shares of such securities (subject to adjustment for stock splits, stock dividends, reclassification or the like) or a lesser amount of shares if such lesser amount of shares constitutes all of the Registrable Securities held by the transferor. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty percent (60%) of the outstanding Registrable Securities, voting together as a single class on an as-converted basis, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2,1.3 or 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.

1.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s Common Stock and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities or other securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers, directors and 1% security holders of the Company enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. If the Company or the underwriter of any public offering of the Company’s securities waives or terminates any standoff or lockup restriction imposed on any holder of securities of the Company, then such waiver or termination shall be granted to all Holders subject to standoff or lockup restrictions pro rata based on the number of shares of Registrable Securities beneficially held by such holder and the Holders.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of a Qualified IPO, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration or (iii) upon termination of the Agreement, as provided in Section 3.1.

2. Covenants of the Company.

2.1 Delivery of Financial Statements.

(a) The Company shall deliver to each Holder of at least 1,000,000 shares (subject to adjustment for stock splits, stock dividends, reclassification or the like) of the Company’s capital stock (other than a Holder reasonably deemed by the Board of Directors of the Company to be a competitor of the Company, it being understood that a holder of any equity interest in a competitor of the Company shall not be deemed a competitor of the Company for such reason alone):

(i) as soon as practicable, but in any event within 180 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm reasonably acceptable to the Major Investors (as defined below);

(ii) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (excluding footnotes and subject to normal year end adjustments);

(b) In addition to the information set forth in Section 2.1(a), the Company shall deliver to each Holder of at least 10,000,000 shares of the Company’s capital stock, subject to adjustment for stock splits, stock dividends, reclassifications or the like (a “Major Investor”) (other than a Holder reasonably deemed by the Board of Directors of the Company to be a competitor of the Company, it being understood that a holder of any equity interest in a competitor of the Company shall not be deemed a competitor of the Company for such reason alone):

(i) as soon as practicable, but in any event within 30 days prior to the end of each fiscal year, a budget and annual operating plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(ii) within 30 days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail and compared against the operating plan, all prepared in accordance with GAAP (excluding footnotes and subject to normal year end adjustments).

2.2 Inspection. The Company shall permit each Major Investor (as defined in Section 2.1(b)), at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as defined in Section 2.1(b)) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, Major Investor includes any general partners, managing members or affiliates of a Major Investor, including any entity controlling, controlled by or under common control with a Major Investor (“Affiliated Funds”). A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliated Funds, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 30 calendar days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion or exercise of all convertible or exercisable securities then held, by such Fully Exercising Investor bears to the sum of the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) and held, or issuable upon Preferred Stock then held, by all Fully-Exercising Investors.

(c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to the issuance of (i) Common Stock or Common Stock Derivatives, as that term is defined in the Amended and Restated Articles of Incorporation of the Company, in each case pursuant to stock dividends, stock splits or similar transactions; (ii) up to 76,225,269 shares (subject to adjustment for stock splits, stock dividends, reclassification or the like) of Common Stock or Common Stock Derivates to employees, consultants or directors of the Company pursuant to a stock option plan or restricted stock plan approved by the Board of Directors; (iii) Common Stock or Common Stock Derivatives, to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by the Board of Directors; (iv) shares of Common Stock, Preferred Stock or Common Stock Derivates issued upon conversion or exercise of warrants, notes, options, notes or other rights to acquire securities outstanding as of the date of this Agreement; (v) Common Stock or Common Stock Derivatives in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors; (vi) shares of Series E Preferred Stock pursuant to the Purchase Agreement, as amended from time to time, or shares of Common Stock issuable upon conversion of shares of Preferred Stock; (vii) shares of Common Stock in an initial public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; or (viii) Common Stock or Common Stock Derivatives to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, in each case the terms of which business relationship with such entity are approved by the Board of Directors and holders of at least sixty percent (60%) of the outstanding Preferred Stock, voting together as a single class. In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4 Proprietary Information Agreements. Each person employed by, or providing consulting services to, the Company shall, as a condition to the commencement and continuation of their employment, or provision of services, with the Company, execute a proprietary information agreement in a form satisfactory to the Company’s Board of Directors.

2.5 Employee Stock. With respect to any shares issued or options or rights granted after the date of this Agreement, unless the Board of Directors of the Company approves otherwise, the Company shall cause each officer, director, employee and consultant of the Company to enter into an agreement (i) providing for vesting of such shares or options or rights over forty-eight (48) months, with no shares or options or rights being vested for twelve (12) months from the date of issuance or grant, as the case may be, at which time 12/48ths of the shares or options or rights shall be vested, and the remaining shares vesting in equal monthly installments over the following 36 months thereafter; (ii) under which the holder agrees to a market standoff requested by the Company or the underwriters of any public offering of the Company’s securities, substantially as set forth in Section 1.15; and (iii) providing for a right of first refusal in favor of the Company with respect to both vested and unvested shares, including the right to repurchase any unvested shares held by a stockholder at cost following the termination of employment.

2.6 Lock-Up Agreement. The Company shall cause all future purchasers of securities and all future holders of options to purchase securities, to execute and deliver Lock-up Agreements (or comparable provisions contained in the purchase agreements or option grant forms) pursuant to which each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities or other securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

2.7 Preservation of Qualified Small Business Stock Status.

(a) In the event that the Company proposes to take an action or engage in a transaction that would reasonably be expected to result in the Series E Preferred Stock no longer being “qualified small business stock” within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall notify the Investors and consult in good faith to devise a mutually agreeable and reasonable alternative course of action or transaction structure that would preserve such status. In addition, the Company shall submit to the

Investors and to the Internal Revenue Service any reports that may be required under Section 1202(d)(l)(C) of the Code and any related Treasury Regulations.

(b) Upon request by a holder of Series E Preferred Stock, the Company shall conduct a reasonable investigation to determine whether the Series E Preferred Stock qualifies as “qualified small business stock” within the meaning of Code Sections 1045 and 1202 and Sections 18152.5 and 18038.5 of the California Revenue and Taxation Code, and shall transmit, in writing, the results of such investigation to such holder as expeditiously as reasonably possible, but in no event later than 30 days following the Company’s receipt of such request.

2.8 Insurance. Unless otherwise unanimously determined by the Board of Directors,

(a) the Company shall maintain a key personnel insurance policy for Lloyd Watts in the amount of $5,000,000, with the proceeds payable to the Company; and

(b) the Company shall maintain directors and officers liability insurance policies in an amount of at least $3,000,000.

2.9 Compliance with FIRPTA. The Company shall provide prompt notice to the Major Investors, as defined in Section 2.1(b), following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation and shall thereafter comply with the requirements of Treasury Regulation Section 1.897-2(h).

2.10 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

2.11 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 through Section 2.10 (other than Section 2.8(b)) shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO or (ii) upon termination of the Agreement, as provided in Section 3.1.

(b) The covenants set forth in Sections 2.1(a) shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.11(a) above.

3. Miscellaneous.

3.1 Termination. This Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Restated Articles.

3.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

3.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4 Amendments and Waivers. Any term of this Agreement may be amended or waived (i) with respect to Section 1 hereof only with the written consent of the Company and the holders of at least 60% of the Registrable Securities then outstanding, not including the Founders’ Stock, and (ii) with respect to Sections 2 and 3 hereof only with the written consent of the Company and the Investors holding at least 65% of the capital stock then held by the Investors as a group, not including the Founder’s Stock; provided, however, that if such amendment or waiver has the effect of affecting the Founder’s Stock (i) in a manner materially different than securities issued to the Investors and (ii) in a manner materially adverse to the interests of the holders of the Founder’s Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founder’s Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities and the Company.

3.5 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile or email, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or facsimile number as set forth on Exhibit A hereto or as subsequently modified by written notice.

3.6 Severability. If one or more pro visions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

3.7 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

3.8 Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.10 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

3.11 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement of even date herewith, as amended from time to time, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

3.12 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Page Follows]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY AUDIENCE, INC.

By:	/s/ Peter Santos
Peter Santos. President and CEO

Address:	440 Clyde Avenue Mountain View, CA 94043

FOUNDER:

/s/ Lloyd Watts
Lloyd Watts, Ph.D.

Address:	440 Clyde Avenue Mountain View, CA 94043

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS New Enterprise Associates 11, Limited Partnership
By its general partner, NEA Partners 11, Limited Partnership By its general partner, NEA 11 GP, LLC

By:	/s/ Charles W. Newhall, III
Charles W. Newhall, III
Manager
NEA Ventures 2006, Limited Partnership

By:	/s/ Pamela J. Clark
Pamela J. Clark
Vice-president

Address:	2855 Sand Hill Road Menlo Park, CA 94025

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS Tallwood II, L.P. Tallwood II Annex, L.P. Tallwood II Partners, L.P. Tallwood II Associates, L.P.
By Tallwood II Management, LLC Its general partner

By:	/s/ George Pavlov
George Pavlov
General Partner

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS TALLWOOD I, L.P.
By: Tallwood Management Co., LLC Its General Partner

By:	/s/ George Pavlov
Name: George Pavlov
Title: Authorized Signatory

Tallwood III, L.P. Tallwood III Partners, L.P. Tallwood III Associates, L.P.
By: Tallwood III Management, LLC Its General Partner

By:	/s/ George Pavlov
George Pavlov, Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS Vulcan Ventures Inc.

By:	/s/ William L. McGrath
William L. McGrath
Vice President

Vulcan Capital Venture Capital I LLC
By:	Vulcan Capital Venture Capital Management I LLC, its Manager
By:	Vulcan Capital Venture Holdings Inc., its Managing Member

By:	/s/ William L. McGrath
William L. McGrath
Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS Emerging Alliance Fund, LP
By: VentureTech Alliance, LLC Its general partner

By:	/s/ Juine Kai Tsang
Juine-Kai Tsang
Authorized Signatory

VentureTech Alliance Fund II, LP
By: VentureTech Alliance II, LLC Its General Partner

By:	/s/ Juine Kai Tsang
Juine Kai Tsang
Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT